Exhibit (a)(1)(f)

Form of email notice to all eligible participants regarding schedule of informational meetings

Dear Employees:

Listed below are times for the informational meetings that will be conducted by Ken Boehm, VP of Human Resources, and Ira Cook, VP Finance, to answer your questions about the recently announced Stock Option Exchange Program. A slide presentation that will be presented during the informational meetings is also available on our SourceCentral website.

United States

We have scheduled the following meetings, in the third floor training room (for Sunnyvale employees) or via telephone conference call (for non Sunnyvale employees) Sessions can accommodate a maximum of 50 employees for each session.

Tuesday, April 6, 2004

11:00AM to 12:00PM Pacific Time and 3:00PM to 4:00PM Pacific Time

Wednesday, April 7, 2004

11:00AM to 12:00PM Pacific Time and 3:00PM to 4:00PM Pacific Time

France

We have scheduled the following conference call:

Wednesday, April 7, 2004, 8:00a-9:00a Pacific Time / 5:00p-6:00p French Time.

Conference call information

A conference call in number has been set for both US and non US employees.

Call in numbers will be communicated via separate email to participants.

If you are in a remote location, or are unable to attend or call into any of the scheduled meetings, and/or you have questions that are not covered in the materials, please contact PalmSource Stock Administration at (408) 400-1944 or e-mail: stock@palmsource.com.